February 20, 1996



Merrill Lynch Global Bond Fund
 for Investment and Retirement
P.O. Box 9011
Princeton, New Jersey  08543-9011

Ladies and Gentlemen:

     This opinion is furnished in
connection with the notice (the
"Notice") to be filed by Merrill Lynch
Global Bond Fund for Investment
and Retirement, a Massachusetts
business trust (the "Fund"), with the
Securities and Exchange
Commission pursuant to Rule 24f-2
under the Investment Company Act
of 1940, as amended.  The Notice is
being filed to make definite the
registration under the Securities Act
of 1933, as amended, of 3,169,656
shares of beneficial interest, par
value $0.10 per share, of the Fund
(the "Shares") which were sold
during the Fund's fiscal year ended
December 31, 1995.

     As counsel for the Fund, we are
familiar with the proceedings taken
by it in connection with the authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Declaration of Trust of the Fund, the By-Laws of the Fund and such other documents as we have deemed relevant to the matters referred to in this opinion.

     Based upon the foregoing, we are of
the opinion that the Shares were legally issued, fully paid and non-assessable, except that shareholders of the Fund may under certain circumstances be held personally liable for the Fund's obligations.

     In rendering this opinion, we have
relied as to matters of Massachusetts law upon an opinion of Bingham, Dana &
Gould, dated February 14, 1996, rendered to the Fund.

     We hereby consent to the filing of this
opinion with the Securities and Exchange
Commission as an attachment to the Notice.

 Very truly yours,